Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818

800 Boylston St., Boston, Massachusetts 02199

News Release

Loretta Keane Named to Eversource Board of Trustees

HARTFORD, Conn. and BOSTON, Mass. (December 8, 2022) – Eversource Energy (NYSE: ES) today announced the election of Loretta D. Keane to its Board of Trustees effective January 1, 2023. Keane was also appointed Vice Chair of the Audit Committee and as a member of the Finance Committee effective January 1, 2023. Keane currently serves as the chief financial officer of Arcadia Solutions, LLC, a Boston-based health-care data platform focused on delivering actionable data-driven insights to advance health care and medical research.

“It’s a privilege to welcome Loretta Keane and her extensive experience and leadership skills to Eversource,” said Eversource President and CEO Joe Nolan. “Her strong financial background and technology-focused success in an industry as integral to our daily lives and well-being as health care will provide unique insight as we work to meet the needs of our customers and provide reliable service in a clean energy future.”

Keane’s career spans nearly 40 years in accounting and finance, including the last 26 years serving as the chief financial officer for several software and technology-enabled service companies. She first began her career as a Certified Public Accountant for PwC (PricewaterhouseCoopers) in their Boston and London offices.

“I am very honored to be invited to join the board of Eversource Energy and to be part of an organization that takes so much pride in being a recognized leader in clean energy and corporate citizenship and is also committed to the New England region and its customers,” said Keane.

Keane earned her Bachelor of Science in Business Administration in Accounting from Suffolk University and her Master of Science in Taxation from Bentley College. Keane has been active in Financial Executives International, the CFO Leadership Council, and has lectured at Bentley University.

Eversource (NYSE: ES), again celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2023 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,500 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

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